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Exhibit 21.

Capital City Bank Group, Inc. Subsidiaries, at December 31,

2020.

Direct   Subsidiaries:
Capital City Bank
CCBG Capital Trust I (Delaware)
CCBG Capital Trust II (Delaware)

Indirect Subsidiaries:
Capital City Banc Investments, Inc. (Florida)
Capital City Trust Company,

Inc. (Florida)
Capital City Home Loans,

LLC (Georgia)
FNB Financial Services, LLC (Florida)
Southeastern Oaks, LLC (Florida)
Capital City Wealth

Advisors, Inc. (Florida)